Exhibit 99.1

           Mueller Industries, Inc. Reports Second Quarter Earnings@<

    MEMPHIS, Tenn., July 13 /PRNewswire-FirstCall/ --

    Quarterly and Year-to-Date Earnings

    Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the second quarter and first-half period ended June 26, 2004. For the second quarter of 2004, earnings per diluted share were 73 cents compared with 24 cents in the second quarter of 2003. Net income was $27.0 million for the second quarter of 2004 compared with $9.0 million for the second quarter of fiscal 2003. Net sales for the three months ended June 26, 2004, were $380.8 million compared with net sales of $248.2 million for the same quarter of last year.

    Net sales in the first half of 2004 were $726.8 million compared with net sales of $480.2 million in the 2003 period. Year-to-date, net income was $45.0 million, or $1.22 per diluted share, compared with $12.9 million, or 35 cents per diluted share, for the same period last year.


    Financial Highlights

    Regarding the results, Mr. Karp said, "Mueller's second quarter of 2004 clearly demonstrated our Company's ability to leverage the benefits of favorable market conditions."

     * "Operating income increased to $38.7 million for the second quarter of 2004 which compares with $11.5 million in the second quarter of 2003.
     * "Pounds of product shipped increased 13 percent to 198.5 million in the second quarter of 2004 compared with 175.5 million for 2003.
     * "Gross profit increased more than 70 percent to $77.1 million in the second quarter of 2004 compared with $44.8 million in the second quarter of 2003.
     * "Our Standard Products Division posted operating earnings of $37.2 million in the second quarter, compared with $11.9 million in the second quarter of 2003. Standard Products Division's net sales were $278.9 million for second quarter, compared with $178.9 million for 2003. Operating results increased on the strength of higher volume and margins, particularly copper tube where spreads returned to year 2000 levels.
     * "Results at our European operations continue to improve on better volume and spreads.
     * "Our Industrial Products Division posted operating earnings of $6.3 million during the quarter on net sales of $105.9 million, which compares with operating income of $3.6 million and net sales of $71.6 million for the same period a year ago. The earnings of our brass rod business increased markedly as margins, volume, and costs improved.
     * "Mueller ended the quarter with $263.7 million in cash and virtually no debt.
     * "Our current ratio remains excellent at 4.4 to 1 and our working capital is $519.9 million.
     * "Capital expenditures totaled $8.8 million during the first half of 2004. For the fiscal year 2004, we expect capital expenditures to be in the range of $20 to $25 million.
     * "Stockholders' equity has grown to $858.8 million, or $24.55 per share."

    Business Outlook

    Discussing the business outlook, Mr. Karp said, "The business outlook remains good. Housing starts for 2004 will likely exceed the robust level of 1,853,000 starts achieved in 2003. Moreover commercial construction, an important market for our products, is improving along with our national economy. Interest rates have recently ticked up, but by historical standards are quite low. And the National Association of Home Builders has forecasted that 2005 will be another outstanding year for the housing industry."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's SEC filings.



                             MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                               For the Quarter Ended  For the Six Months Ended
                                June 26,  June 28,       June 26,    June 28,
                                  2004      2003           2004        2003
                                   (Unaudited)               (Unaudited)

    Net sales                   $380,822   $248,221      $726,781    $480,243

    Cost of goods sold           303,720    203,461       584,749     395,376
    Depreciation and
     amortization                 10,159      9,722        20,124      19,462
    Selling, general, and
     administrative expense       28,199     23,575        54,881      46,871
    Impairment charge                  -          -         3,941           -

    Operating income              38,744     11,463        63,086      18,534
    Interest expense                (199)      (292)         (423)       (603)
    Environmental expense           (269)      (257)         (438)       (464)
    Other income, net              1,449      2,182         4,242       2,739

    Income from continuing
     operations before
     income taxes                 39,725     13,096        66,467      20,206
    Income tax expense           (12,677)    (4,117)      (21,459)     (6,767)

    Income from continuing
     operations                   27,048      8,979        45,008      13,439

    Loss from operation of
     discontinued operations,
     net of tax                        -          -            -         (539)

    Net income                   $27,048     $8,979       $45,008     $12,900

    Earnings (loss) per share:
        Basic earnings (loss) per share:
           Weighted average
            shares outstanding    34,978     34,263        34,818      34,260

              From continuing
               operations          $0.77      $0.26         $1.29       $0.40
              From discontinued
               operations            -            -             -       (0.02)

           Basic earnings per
            share                  $0.77      $0.26         $1.29       $0.38

        Diluted earnings (loss) per share:
            Weighted average
             shares outstanding
             plus assumed
             conversions          36,892     36,803        36,900      36,787

              From continuing
               operations          $0.73      $0.24         $1.22       $0.36
              From discontinued
               operations            -            -             -       (0.01)

            Diluted earnings
             per share             $0.73      $0.24         $1.22       $0.35


                               MUELLER INDUSTRIES, INC.
                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (In thousands)

                                                 June 26,         December 27,
                                                   2004               2003
                                                         (Unaudited)
        ASSETS
        Cash and cash equivalents                 $263,687           $255,088
        Accounts receivable, net                   223,111            163,006
        Inventories                                171,685            140,548
        Other current assets                        15,293             11,713
            Total current assets                   673,776            570,355

        Property, plant, and equipment, net        334,093            345,537
        Other assets                               134,633            139,292

                                                $1,142,502         $1,055,184

        LIABILITIES AND STOCKHOLDERS' EQUITY
        Current portion of long-term debt           $1,085             $2,835
        Accounts payable                            63,856             42,081
        Other current liabilities                   88,976             68,590
            Total current liabilities              153,917            113,506

        Long-term debt                              11,334             11,437
        Pension and postretirement
         liabilities                                32,508             31,643
        Environmental reserves                       9,822              9,560
        Deferred income taxes                       65,894             63,734
        Other noncurrent liabilities                10,211             10,238

            Total liabilities                      283,686            240,118

        Minority interest in
         subsidiaries                                   24                208

        Stockholders' equity                       858,792            814,858

                                                $1,142,502         $1,055,184


                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   For the Six Months Ended
                                                  June 26,          June 28,
                                                    2004              2003
                                                         (Unaudited)
    Operating activities:
    Net income from continuing operations          $45,008           $13,439
    Reconciliation of net income from
     continuing operations to net cash
     provided by operating activities:
        Depreciation and amortization               20,124            19,462
        Income tax benefit from exercise
         of stock options                            9,685                 -
        Impairment charge                            3,941                 -
        Equity in loss of unconsolidated
         subsidiaries                                2,740               404
        (Gain) loss on disposal of
         properties                                 (5,143)              193
        Deferred income taxes                       (1,384)            4,030
        Minority interest in
         subsidiaries, net of dividend paid           (184)             (173)
        Changes in assets and
         liabilities:
          Receivables                              (59,453)          (30,341)
          Inventories                              (30,774)            3,073
          Current liabilities                       41,983             3,293
          Other, net                                   307               757

    Net cash provided by operating
     activities                                     26,850            14,137

    Investing activities:
    Capital expenditures                            (8,807)          (15,982)
    Proceeds from sales of properties                5,481               210
    Purchase of Conbraco Industries, Inc.
     common stock                                        -           (10,806)
    Other, net                                           -               449

    Net cash used in investing activities           (3,326)          (26,129)

    Financing activities:
    Dividends paid                                  (6,991)                -
    Acquisition of treasury stock                   (9,320)                -
    Proceeds from the sale of treasury
     stock                                           3,326               244
    Repayments of long-term debt                    (1,853)           (2,045)

    Net cash used in financing activities          (14,838)           (1,801)

    Effect of exchange rate changes on cash            (87)            3,294

    Increase (decrease) in cash and cash
     equivalents                                     8,599           (10,499)
    Cash provided by discontinued
     operations                                          -               252
    Cash and cash equivalents at the
     beginning of the period                       255,088           217,601

    Cash and cash equivalents at the end
     of the period                                $263,687          $207,354



SOURCE  Mueller Industries, Inc.
    -0-                             07/13/2004
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/
    (MLI)

CO:  Mueller Industries, Inc.
ST:  Tennessee
IN:  MNG CST
SU:  ERN ERP